Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 5, 2024, with respect to the financial statements of Exato Technologies Private Limited contained in this Registration Statement on Form F-4. We consent to the use of the aforementioned report in this Registration Statement on Form F-4, and to the use of our name as it appears under the caption “Experts.”

/s/ AM Business Advisory

AICPA Membership No. 402307223

Bella Vista, NSW

August 12, 2024